XL Financial Assurance Ltd.
(Incorporated in Bermuda)

Financial Statements
For the years ended December 31, 2005, 2004 and 2003
(expressed in U.S. dollars)

March 7, 2006

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
XL Financial Assurance Ltd.

In our opinion, the accompanying balance sheets and the related statements of income and comprehensive income, changes in shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of XL Financial Assurance Ltd. at December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Chartered Accountants

XL Financial Assurance Ltd.
Balance Sheets
As at December 31, 2005 and 2004

(U.S. dollars in thousands, except per share amounts)

	2005	2004

Assets:
Investments:
Fixed maturities, at fair value
(amortized cost: 2005 - $1,054,356; 2004 - $794,190)	$1,036,606	$792,723
Short-term investments, at fair value
(amortized cost: 2005 - $23,772; 2004 - $88,227)	23,569	87,875

Total investments available for sale	1,060,175	880,598

Cash and cash equivalents	$22,256	$13,210
Accrued investment income	9,197	6,764
Deferred acquisition costs	100,784	83,868
Prepaid reinsurance premiums	63,034	52,486
Reinsurance balances receivable	2,736	40,859
Unpaid losses and loss expenses recoverable	66,394	55,441
Amounts due from parent and affiliates	39,572	32,708
Funds withheld	15,859	-
Net receivable for investments sold	191	-
Derivative assets	13,482	17,396
Other assets	401	138

Total assets	$1,394,081	$1,183,468

Liabilities, redeemable preferred shares and shareholders’ equity
Liabilities:
Unpaid losses and loss expenses	$134,044	$109,151
Deferred premium revenue	535,112	437,654
Reinsurance balances payable	15,116	4,022
Net payable for investments purchased	-	7
Accounts payable and accrued liabilities	1,770	2,738
Amounts due to parent and affiliates	14,656	11,482
Derivative liabilities	1,864	1,669
Dividend payable on preferred shares	1,445	1,950

Total liabilities	$704,007	$568,673

Redeemable preferred shares:
Series A Redeemable preferred shares (par value of $120 per share;
10,000 shares authorized; 363 issued and outstanding as at
December 31, 2005 and 2004, respectively)	$44	$44
Additional paid-in capital	38,956	38,956

Total redeemable preferred shares	$39,000	$39,000

Shareholders’ equity:
Common shares (par value of $120 per share;
10,000 shares authorized; 2,449 issued and outstanding as at
December 31, 2005 and 2004, respectively)	$294	$294
Additional paid-in capital	345,606	345,606
Accumulated other comprehensive loss	(17,953)	(1,819)
Retained earnings	323,127	231,714

Total shareholders’ equity	$651,074	$575,795

Total liabilities, redeemable preferred shares and shareholders’ equity	$1,394,081	$1,183,468

See accompanying Notes to Financial Statements.

XL Financial Assurance Ltd.
Statements of Income and Comprehensive Income
For the years ended December 31, 2005, 2004 and 2003

(U.S. dollars in thousands)

	2005	2004	2003

Revenues:
Net premiums earned	$134,936	$103,665	$94,573
Net investment income	38,113	24,866	16,885
Net realized gains (losses) on investments	(3,229)	474	1,246
Fee and other income	675	-	1,909
Net realized and unrealized gains (losses) on derivative
instruments	(6,412)	11,959	17,440

Total revenues	$164,083	$140,964	$132,053

Expenses:
Losses and loss expenses	16,852	21,093	18,830
Acquisition costs	41,205	33,151	29,948
Operating expenses	7,637	10,468	7,114

Total expenses	$65,694	$64,712	$55,892

Net income	$98,389	$76,252	$76,161

Comprehensive Income:
Net income	$98,389	$76,252	$76,161

Unrealized depreciation of investments	(19,363)	(2,519)	(3,675)
Less: reclassification for gains (losses) realized in
income	(3,229)	474	1,246

Other comprehensive loss	$(16,134)	(2,993)	$(4,921)

Comprehensive income	$82,255	$73,259	$71,240

See accompanying Notes to Financial Statements.

XL Financial Assurance Ltd.
Statements of Changes in Shareholders’ Equity
For the years ended December 31, 2005, 2004 and 2003

(U.S. dollars in thousands, except per share amounts)

	2005	2004	2003

Common Shares – Number issued
Number of shares, beginning of year	2,449	2,057	2,057
Issuance of common shares	-	392	-

Number of shares, end of year	2,449	2,449	2,057

Common Shares – Issued at par
Balance - beginning of year	$294	$247	$247
Issuance of common shares	-	47	-

Balance - end of year	$294	$294	$247

Additional Paid-in Capital
Balance - beginning of year	$345,606	$220,653	$220,653
Issuance of common shares	-	124,953	-

Balance - end of year	$345,606	$345,606	$220,653

Accumulated Other Comprehensive Income (Loss)
Balance - beginning of year	$(1,819)	$1,174	$6,095
Other comprehensive loss	(16,134)	(2,993)	(4,921)

Balance - end of year	$(17,953)	$(1,819)	$1,174

Retained Earnings
Balance - beginning of year	$231,714	$169,565	$100,046
Net income	98,389	76,252	76,161
Dividends on Series A preferred shares	(6,976)	(14,103)	(6,642)

Balance – end of year	$323,127	$231,714	$169,565

Total Shareholders’ Equity	$651,074	$575,795	$391,639

See accompanying Notes to Financial Statements

XL Financial Assurance Ltd.
Statements of Cash Flows
For the years ended December 31, 2005 and 2004

(U.S. dollars in thousands)

	2005	2004	2003

Cash flows provided by operating activities:
Net income for the year	$98,389	$76,252	$76,161
Adjustments to reconcile net income to net cash provided by
operating activities:
Net realized (gains) losses on investments	3,229	(474)	(1,246)
Amortization of premium on fixed maturities	3,401	4,525	1,429
Net realized gains on investment derivatives	-	-	(2,304)
Net realized and unrealized (gains) losses on credit derivatives and
interest rate swaps excluding cash received and paid	4,128	(11,978)	(15,137)
Net realized and unrealized (gains) losses on put option	(19)	19	-
Accrued investment income	(2,433)	656	(5,494)
Unpaid losses and loss expenses	24,893	67,272	22,896
Deferred premium revenue	97,458	88,935	160,255
Unpaid losses & loss expenses recoverable	(10,953)	(47,696)	(4,067)
Deferred acquisition costs	(16,916)	(32,391)	(32,153)
Amounts due from parent and affiliates	(6,864)	(9,070)	(7,281)
Accounts payable and accrued liabilities	(968)	1,489	110
Amount due to parent and affiliates	3,174	6,186	2,708
Funds withheld	(15,859)	-	-
Prepaid reinsurance premiums	(10,548)	45,562	(26,919)
Reinsurance balances receivable	38,123	(7,413)	(12,380)
Reinsurance balances payable	11,094	(2,253)	(17,422)
Other assets	(263)	(85)	27

Total adjustments	120,677	103,284	63,022

Net cash provided by operating activities	219,066	179,536	139,183

Cash flows used in investing activities:
Proceeds from sale of fixed maturities and short-term investments	753,390	2,499,678	491,116
Proceeds from redemption of fixed maturities and short-term
investments	60,630	543,150	4,526,126
Purchase of fixed maturities and short-term investments	(1,016,559)	(3,222,273)	(5,248,510)

Net cash used in investing activities	(202,539)	(179,445)	(231,268)

Cash flows used in financing activities:
Issuance of common shares	-	876	-
Dividends paid on Series A preferred shares	(7,481)	(14,103)	(6,642)

Net cash used in financing activities	(7,481)	(13,227)	(6,642)

Increase (decrease) in Cash and Cash Equivalents	9,046	(13,136)	(98,727)

Cash and Cash Equivalents – Beginning of year	13,210	26,346	125,073

Cash and Cash Equivalents – End of year	$22,256	$13,210	$26,346

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2005, 2004 and 2003

(U.S. dollars in thousands, except per share amounts)

1.	Organization and Business

XL Financial Assurance Ltd. (the “Company”) was incorporated with limited liability under the Bermuda Companies Act 1981 on October 14, 1998 and is registered as a Class 3 insurer under The Insurance Act 1978, amendments thereto and related regulations (“The Act”). At December 31, 2005 and 2004, the Company was approximately 87% owned by XL Insurance (Bermuda) Ltd (a wholly-owned subsidiary of XL Capital Ltd); 5% by Financial Security Assurance Inc. (a wholly-owned subsidiary of Financial Security Assurance Holdings Ltd.) and 8% by Financial Security Assurance International Ltd. (a wholly-owned subsidiary of Financial Security Assurance Inc.). The Company is an integral part of a joint venture agreement between XL Capital Ltd and Financial Security Assurance Holdings Ltd.

The Company is primarily engaged in the business of providing reinsurance of financial guaranties on asset- backed and municipal obligations underwritten by XL Insurance (Bermuda) Ltd, Financial Security Assurance Inc. and XL Capital Assurance Inc. (a wholly-owned subsidiary of XL Capital Ltd) and other monoline and multiline insurance companies. This may be in the form of traditional financial guaranty insurance or via credit derivative executions. The Company’s underwriting policy is to provide reinsurance of asset-backed and municipal obligations that would be of a lower investment-grade quality without the benefit of the Company’s reinsurance. The asset-backed obligations reinsured by the Company are generally issued in structured transactions and are backed by pools of assets such as residential mortgage loans, consumer or trade receivables, securities or other assets having ascertainable cash flows or market value. The municipal obligations reinsured by the Company consist primarily of general obligation bonds that are supported by the issuers' taxing power and of special revenue bonds and other special obligations of states and local governments that are supported by the issuers’ ability to impose and collect fees and charges for public services or specific projects. The Company's reinsurance guarantees payments when due of scheduled payments on an insured obligation. In the case of a payment default on an insured obligation, the Company is generally required to pay the principal, interest or other such amounts due in accordance with the obligations’ original payment schedule or, at its option, to pay such amounts on an accelerated basis. The Company conducts surveillance on its exposures to try and ensure early identification of any loss events. In addition, in the normal course of business, the Company seeks to reduce the loss that may arise from such events by reinsuring certain levels of risks in various areas of exposure with other insurance enterprises or reinsurers.

2.	Material Agreements with Affiliates

Effective May 1, 2004, the Company entered into a Second Amended and Restated Facultative Quota Share Reinsurance Treaty (“Treaty”) with XL Capital Assurance Inc. (“XLCA”), which was an amendment of a contract the Company originally entered into on October 6, 1999 and subsequently amended and restated on June 22, 2001. This Treaty covers a portion of XLCA’s liability accruing under financial guaranty and surety insurance policies that it writes. Under the terms of this Treaty, the Company accepts and reinsures up to 90% on a quota share basis or a mutually agreed upon alternative basis of each policy that XLCA cedes to the Company pursuant to this Treaty, with no maximum cession limit, provided that such policy is compliant with the terms of such treaty. This Treaty requires that the Company accept any cession with an underlying investment grade rating submitted by XLCA with such information about the policy to be reinsured as the Company reasonably requires within 30 days of the issuance of the related policy. Pursuant to this Treaty, the Company agrees only to write policies of insurance that would comply with the insurance laws of the State of New York relating to financial guaranty insurance corporations. This Treaty will remain in effect until cancelled by either party on 60 days prior notice. Either party also may immediately terminate this Treaty at any time, upon written notice to the other party, in the event of certain specified circumstances, including, but not limited to, insolvency of the other party or acquisition or control of the other party by an entity that is not controlled by XL Capital Ltd. Under this Treaty, the Company pays XLCA a ceding commission of 30% on the premiums ceded under this Treaty or such other

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2005, 2004 and 2003

(U.S. dollars in thousands, except per share amounts)

percentage determined upon on an arm’s-length basis. Our obligations under this Treaty are guaranteed by XL Insurance (Bermuda) Ltd.

Effective October 3, 2001, the Company entered into an Excess of Loss Reinsurance Agreement with XL Insurance (Bermuda) Ltd. This agreement covers a portion of the Company’s liability accruing as a result of losses occurring on policies written by the Company that are in excess of certain limits and are not covered by other reinsurance agreements. This agreement provides indemnification only for the portion of any loss covered in excess of 10% of the Company’s surplus, up to an aggregate amount of $500 million, and excludes coverage for liabilities arising other than pursuant to the terms of an underlying policy. Additionally, the Company is required to reduce any amounts due to it from XL Insurance (Bermuda) Ltd under this agreement to the extent that prior losses for which the Company has been previously reimbursed by XL Insurance (Bermuda) Ltd has been subsequently reduced. Either party may terminate this agreement, upon 30 days prior notice to the other party, if the Company receives written notice from Moody’s that the Company would be able to maintain our financial strength rating without the benefit of this agreement. Either party also may terminate this agreement upon written notice to the other party and Moody’s in the event of certain specified circumstances, including insolvency of the other party or acquisition of control of the other party by another entity.

Effective August 17, 2001, the Company entered into a Facultative Quota Share Reinsurance Treaty with XL Insurance (Bermuda) Ltd. This treaty allows the Company to propose to cede to XL Insurance (Bermuda) Ltd a portion of a risk insured by the Company to it, which risk XL Insurance (Bermuda) Ltd may then accept or reject in its sole discretion. This treaty will remain in effect until cancelled by either party on 90 days prior notice. Either party also may immediately terminate this treaty at any time, upon written notice to the other party, in the event of certain specified circumstances, including, but not limited to, insolvency of the other party or acquisition of control of the other party by another entity. Under this treaty, XL Insurance (Bermuda) Ltd pays the Company a ceding commission of 30% on the premiums ceded under this treaty unless otherwise specified.

Effective December 31, 1999, the Company entered into a Facultative Quota Share Reinsurance Treaty with XL Insurance (Bermuda) Ltd. This treaty allows XL Insurance (Bermuda) Ltd to propose to cede to the Company a portion of a risk insured by it, which risk the Company may then accept or reject in its sole discretion. This treaty will remain in effect until cancelled by either party on 90 days prior notice. Either party also may immediately terminate this treaty at any time, upon written notice to the other party, in the event of certain specified circumstances, including, but not limited to, insolvency of the other party or acquisition of control of the other party by another entity.

XL Insurance (Bermuda) Ltd guarantees our obligations under our Second Amended and Restated Facultative Quota Share Reinsurance Treaty with XLCA and our Master Facultative Reinsurance Agreement with Financial Security Assurance Inc. and certain of its subsidiaries and affiliates pursuant to Guarantees that XL Insurance (Bermuda) Ltd executed on May 1, 2004 and November 3, 1998, respectively.

The Company has provided its triple-A-rated reinsurance to XL Insurance (Bermuda) Ltd in connection with certain transactions that involve the Company providing a guarantee of XL Insurance (Bermuda) Ltd’s obligations to a client of XL Insurance (Bermuda) Ltd that requires a triple-A-rated guaranty in addition to the “AA-” or “Aa3”-rated guaranty provided by XL Insurance (Bermuda) Ltd. Each of these transactions has a “double trigger” structure, meaning that the Company does not have to pay a claim unless both the underlying transaction and XL Insurance (Bermuda) Ltd defaults. For each of these transactions, the Company has entered into a Reimbursement Agreement with XL Insurance (Bermuda) Ltd, pursuant to which XL Insurance (Bermuda) Ltd pays the Company a fee for providing its guarantee. XL Insurance (Bermuda) Ltd’s obligations to the Company under each Reimbursement Agreement are secured under a corresponding Charge Agreement

(2)

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2005, 2004 and 2003

(U.S. dollars in thousands, except per share amounts)

wherein XL Insurance (Bermuda) Ltd grants the Company a security interest in a portion of the payments received by it from its client.

A wholly-owned subsidiary of XL Capital Ltd, XL Investment Management Ltd (“XLIM”), provides the Company with investment management services pursuant to a Management Agreement that the Company entered into with XLIM in January 2004. Pursuant to this Management Agreement, XLIM manages certain of the Company’s investments subject to its policies and guidelines. Among other things, XLIM negotiates and contracts with investment managers selected by it to manage each of the Company’s portfolios. XLIM currently engages an affiliate of BlackRock, Inc. to manage the Company’s investment portfolios. This Management Agreement will remain in effect until January 2007, unless terminated by either party on 60 days prior written notice. The Company pays XLIM a fee under this Management Agreement in an amount that is agreed upon from time to time by the Company and XLIM. The Company also pays each of the investment managers of its portfolios a fee that is negotiated by such investment manager and XLIM. The Company’s board of directors periodically reviews the performance of XLIM and each of the portfolio investment managers selected by XLIM under this Management Agreement.

3.	Significant Accounting Policies

Basis of Preparation

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Certain balances in prior periods have been reclassified to conform with the current year’s presentation.

Premiums and Acquisition Costs

Up-front premiums written and assumed are earned on a pro-rata basis over the period the coverage is provided. Installment premiums are recorded as written when reported and earned over the related installment period, which is generally one year or less.

Deferred premium revenue represents the portion of reinsurance premiums written which is applicable to the unexpired terms of policies in force. When a policy is retired or defeased prior to the end of the expected period of coverage, the remaining deferred premium, less any amount credited to a refunding issue reinsured by the Company, is recognized in income at that time.

Certain costs incurred, relating to and varying with the production of new business, have been deferred. These costs include ceding commissions paid to the reinsured. The Company considers the present value of future premiums under installment contracts written when determining the recoverability of deferred acquisition costs. The deferred acquisition costs are amortized over periods in which the related premiums are earned, except for acquisition costs incurred from business assumed from XLCA, which are amortized over the weighted average periods that the related premiums are earned. If an insured issue is retired or defeased prior to the end of the expected period of coverage; the remaining deferred acquisition costs with respect to such issue is recognized at such time.

(3)

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2005, 2004 and 2003

(U.S. dollars in thousands, except per share amounts)

Reinsurance

In the normal course of business, the Company utilizes reinsurance agreements principally to increase aggregate capacity, manage its risk guidelines and to reduce the risk of loss on business assumed. Reinsurance premiums ceded are expensed and commissions recorded thereon are earned on a pro-rata basis over the period the reinsurance coverage is provided. Prepaid reinsurance premiums represent the portion of premiums ceded that is applicable to the unexpired term of policies in force. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy. A provision is made for any estimated unrecoverable reinsurance.

Investments

All of the Company’s investments in fixed maturity securities are considered available for sale and are carried at fair value. The fair value of the investments is based on quoted market values received from internationally recognized pricing services or dealer quotes. Any resulting unrealized gains or losses are reflected in other comprehensive income. Any unrealized depreciation in value considered by management to be other than temporary is charged to income in the period that it is determined.

The company reviews the fair value of its investment portfolio to identify declines in fair value that are other than temporary. This review involves consideration of several factors including (i) the time period during which there has been a significant decline in value, (ii) an analysis of the liquidity, business prospects and overall financial condition of the issuer, (iii) the significance of the decline, (iv) an analysis of the collateral structure and other credit support, as applicable, of the securities in question and (v) the Company’s intent and ability to hold the investment for a sufficient period of time for the value to recover. Where the Company’s analysis of the above factors results in the Company’s conclusion that declines in fair values are other than temporary, the cost of the security is written down to fair value and the previously unrealized loss is therefore realized in the period such determination is made.

With respect to securities where the decline in value is determined to be temporary and the security’s value is not written down, a subsequent decision may be made to sell that security and realize a loss. Subsequent decisions on security sales are made within the context of overall risk monitoring, changing information, market conditions generally and assessing value relative to other comparable securities.

Bond discounts and premiums are amortized on the effective yield method over the remaining terms of securities acquired. For mortgage-backed securities, and any other holdings for which prepayment risk may be significant, assumptions regarding prepayments are evaluated periodically and revised as necessary. Any adjustments required due to the resulting change in effective yields are recognized in current income.

Short-term investments comprise securities with maturities at acquisition equal to or greater than ninety days but less than one year. All investment transactions are recorded on a trade date basis. Realized gains and losses on sales of investments are determined on the basis of specific identification. Investment income is recognized when earned and includes interest together with the amortization of premium and discount on fixed maturities and short-term investments.

Losses and Loss Expenses

Reserves for losses and loss adjustment expenses include case basis reserves and unallocated loss reserves. Case specific reserves for unpaid loss and loss expenses are recorded, as advised, by the primary insurers. The primary insurers establish case reserves for individual distressed credits when, in their management’s opinion, the future loss is deemed probable and estimable at the balance sheet date. There is usually a single reporting period lag between primary and reinsurer as it relates to the timing of any such case specific reserves.

(4)

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2005, 2004 and 2003

(U.S. dollars in thousands, except per share amounts)

In addition to case basis reserves, the Company maintains an unallocated loss reserve for expected levels of losses associated with currently insured issues, which is estimated by management based upon an actuarial reserving analysis. The actuarial methodology applied by the Company is in accordance with Actuarial Standards of Practice No. 36, Determination of Reasonable Provision. This methodology was adopted by the Company in 2002. The methodology applied is based on the selection of an initial expected loss ratio, as well as an expected loss emergence pattern. In accordance with the Company’s accounting policy, the initial expected loss ratio is applied to earned premium each quarter and the expected loss emergence pattern is analyzed on an annual basis as part of the Company’s review of the overall adequacy of the unallocated loss reserve recorded in the Company’s balance sheet.

The Company’s selection of an initial expected loss ratio and loss emergence pattern considered the characteristics of the Company’s own book of business as well its actual loss experience and that of the industry. On an annual basis, the Company compares its selected initial expected loss ratio to its actual loss experience, as well as to industry loss experience, and will adjust it as considered necessary, to ensure such initial expected loss ratio continues to be appropriate for the risks in its in-force business. In addition, the expected loss emergence pattern will be adjusted or realigned on an annual basis, as considered necessary, to better correlate with the underlying changes in the Company’s in-force business (e.g. changes in the average life of in-force business resulting from changes in the mix of business and risk expiration). The Company’s unallocated reserve is available to be applied to new case basis reserves that may be established for claims on current outstanding insured principal and interest in the future.

Cash and Cash Equivalents

Cash equivalents include fixed interest deposits with a maturity of under 90 days when purchased.

Fair Value of Financial Instruments

Fair values of certain assets and liabilities are based on published market values, if available, or estimates of fair value of similar issues. Fair values are reported in notes 4 and 21.

Derivative Instruments

Credit derivatives are recorded at fair value, which is determined using models developed by the Company and is dependent upon a number of factors including changes in interest rates; future default rates; credit spreads; changes in credit quality; future expected recovery rates and other market factors. The change resulting from movements in credit quality and spreads is unrealized as the credit derivatives are not traded to realize this value although gains or losses could be recognized if a deal terminated early. This change and other elements of the change in fair value, based upon pricing established at the inception of the contract, are included in net realized and unrealized gains and losses on derivative instruments as shown in the statement of income.

(5)

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2005, 2004 and 2003

(U.S. dollars in thousands, except per share amounts)

Recent Accounting Pronouncements

In November 2005, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) FAS 115-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments to finalize the guidance which was initially provided in EITF 03-1, on (1) when an investment is considered impaired, (2) whether that impairment is "other-than-temporary," (3) how to measure the impairment loss, and (4) disclosures related to impaired securities. Because of concerns about the application of EITF 03-1's guidance that described whether an impairment is other-than-temporary, the FASB deferred the effective date of that portion of EITF 03-1's guidance. This FSP officially nullifies certain requirements of EITF 03-1's guidance on determining whether an impairment is other-than-temporary, and effectively retains the previous guidance in this area. The FSP generally carries forward EITF 03-1's guidance for determining when an investment is impaired, how to measure the impairment loss, and what disclosures should be made regarding impaired securities. The guidance is effective to reporting periods beginning after December 15, 2005 and is not expected to have a material impact on the Company’s financial condition or results of operations.

In May 2005, the FASB issued FAS No. 154, Accounting Changes and Error Corrections (“FAS 154”), which changes the requirements for the accounting for and reporting of changes in accounting principles. FAS 154 applies to all voluntary changes in accounting principles and changes the requirements for accounting for, and reporting of, changes in accounting principles. FAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In March 2005, the FASB issued FSP FIN 46(R)-5, Implicit Variable Interests Under FASB Interpretation No. 46(R) (“FSP FIN 46(R)-5”), which requires an enterprise to consider whether it holds an implicit variable interest in a Variable Interest Entity (“VIE”) and what effect this may have on the calculation of expected losses and residual returns of the VIE and the determination of which party, if any, is considered the primary beneficiary of the VIE. FSP FIN 46(R)-5 is effective for the first reporting period beginning after March 3, 2005 and did not have a material impact on the Company’s financial condition or results of operations.

The Company is aware of the SEC’s review of loss reserving practices used in the financial guaranty industry. The Company recognizes that there is diversity in practice among financial guaranty insurers and reinsurers with respect to their accounting policies for loss reserves. Current accounting literature, specifically FASB Statement of Financial Accounting Standards No. 60 Accounting and Reporting by Insurance Enterprise (“FAS 60”) does not specifically address the unique characteristics of financial guaranty insurance contracts. Consequently, the accounting principles applied by the industry have evolved over time and incorporate the concepts of both short-duration and long-duration contracts accounting under the provisions of FAS 60 and other accounting literature such as FAS 5 and EITF 85-20. In June 2005, the FASB unanimously agreed to add a project to its agenda to address this matter and provide guidance for the accounting for financial guaranty insurance contracts under which it will consider claims liability recognition, premium recognition, and the related amortization of deferred policy acquisition costs. The Company will continue to apply its current loss reserving methodology as noted above until further guidance is provided by the SEC or FASB.

4.	Investments

Net investment income is derived from the following sources:

	2005	2004	2003

Fixed maturities, short-term investments and cash and cash
equivalents	$39,431	$26,056	$17,446
Investment expenses	(1,318)	(1,190)	(561)

Net investment income	$38,113	$24,866	$16,885

(6)

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2005, 2004 and 2003

(U.S. dollars in thousands, except per share amounts)

Investment expenses include $587, $397 and $Nil in expenses from an affiliate for investment management fees during the years ended December 31, 2005, 2004 and 2003, respectively. Proceeds from sales of fixed maturity securities and short-term investments during the years ended December 31, 2005, 2004 and 2003 were $753,390, $2,499,678 and $491,116, respectively. Gross gains of $4,840, $8,126 and $39,884 and gross losses of $1,611, $7,659 and $36,334 were realized on these sales for the years ended December 31, 2005, 2004 and 2003, respectively. The amortized cost, market value and related unrealized gains (losses) of investments are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
December 31, 2005	Cost	Gains	Losses	Value

Fixed maturities:
U.S. Government and Government agencies	$420,646	$241	$(6,023)	$414,864
Corporate bonds	190,351	926	(3,801)	187,476
Mortgage-backed securities	433,681	284	(9,297)	424,668
Non-U.S. Sovereign Government bonds	9,678	154	(234)	9,598

Total fixed maturities	$1,054,356	$1,605	$(19,355)	$1,036,606

Short-term investments:

Total short-term investments	$23,772	$11	$(214)	$23,569

		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
December 31, 2004	Cost	Gains	Losses	Value

Fixed maturities:
U.S. Government and Government agencies	$270,656	$745	$(684)	$270,717
Corporate bonds	218,928	2,512	(1,659)	219,781
Mortgage-backed securities	294,872	954	(3,393)	292,433
Non-U.S. Sovereign Government bonds	9,734	126	(68)	9,792

Total fixed maturities	$794,190	$4,337	$(5,804)	$792,723

Short-term investments:

Total short-term investments	$88,227	$26	$(378)	$87,875

(7)

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2005, 2004 and 2003

(U.S. dollars in thousands, except per share amounts)

The following table shows our investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2005 and 2004:

	Less than 12 months		More than 12 months		Total
	Market	Unrealized	Market	Unrealized	Market	Unrealized
2005	Value	Losses	Value	Losses	Value	Losses

U.S. Government and Government
agencies	$317,232	$(3,844)	$83,586	$(2,238)	$400,818	$(6,082)
Corporate bonds	107,709	(1,507)	60,703	(2,353)	168,412	(3,860)
Mortgage-backed securities	147,573	(2,608)	210,149	(6,785)	357,722	(9,393)
Non-U.S. Sovereign Government
bonds	-	-	8,445	(234)	8,445	(234)

Total fixed maturities	$572,514	$(7,959)	$362,883	$(11,610)	$935,397	$(19,569)

	Less than 12 months		More than 12 months		Total
	Market	Unrealized	Market	Unrealized	Market	Unrealized
2004	Value	Losses	Value	Losses	Value	Losses

U.S. Government and Government
agencies	$201,888	$(684)	$-	$-	$201,888	$(684)
Corporate bonds	120,553	(1,659)	-	-	120,553	(1,659)
Mortgage-backed securities	234,868	(3,393)	-	-	234,868	(3,393)
Non-U.S. Sovereign Government
bonds	6,747	(68)	-	-	6,747	(68)

Total fixed maturities	$564,056	$(5,804)	$-	$-	$564,056	$(5,804)

The Company has gross unrealized losses which it considers to be temporary impairments. Individual security positions comprising this balance have been evaluated by management, based on specified criteria, to determine if these impairments should be considered other than temporary. These criteria include an assessment of the severity and length of time securities have been impaired, along with management’s ability and intent to hold the securities to recovery, among other factors. The Company has considered the continuous unrealized loss position greater than twelve months or more and, in its opinion, no permanent impairment has occurred as at December 31, 2005.

The contractual maturities of fixed maturity securities are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties:

	December 31, 2005		December 31, 2004
	Amortized	Market	Amortized	Market
	Cost	Value	Cost	Value

Due after 1 year through 5 years	$434,950	$427,961	$300,039	$299,361
Due after 5 through 10 years	163,535	161,345	185,888	186,810
Due after 10 years	22,190	22,632	13,391	14,120
Mortgage-backed investments	433,681	424,668	294,872	292,432

Total fixed maturities	$1,054,356	$1,036,606	$794,190	$792,723

The credit quality of the investments at December 31, 2005 was as follows:

2005

AAA	83%
AA	7%
A	10%

(8)

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2005, 2004 and 2003

(U.S. dollars in thousands, except per share amounts)

5.	Deferred Acquisition Costs

Acquisition costs deferred for amortization against future income and related amortization charged to expenses are as follows:

		2005	2004

	Balance, beginning of year	$83,868	$51,477
	Costs deferred during the year:
	Assumed commission expense	35,543	46,764
	Ceding commission income	(4,243)	(3,825)

	Total	$31,300	$42,939
	Costs amortized during the year	(14,384)	(10,548)

	Balance end of year	$100,784	$83,868

6.	Unpaid Losses and Loss Expenses

	The Company's liability for losses and loss expenses consists primarily of an unallocated loss reserve. Activity in the liability for losses and loss expenses was as follows:

	2005	2004	2003

Unpaid losses and loss expenses at beginning of year	$109,151	$41,879	$18,982
Unpaid losses and loss expenses recoverable	(55,441)	(7,745)	(3,678)

Net unpaid losses and loss expenses at beginning of year	53,710	34,134	15,304
Losses and loss expenses in respect of losses occurring in:
Current year	40,217	31,745	24,207
Prior year	(23,365)	(10,652)	(5,377)

Total net incurred losses and loss expenses	16,852	21,093	18,830

Loss and loss expenses paid during the year	(2,912)	(1,517)	-

Net unpaid losses and loss expenses at end of year	67,650	53,710	34,134
Unpaid losses and loss expenses recoverable	66,394	55,441	7,745

Unpaid losses and loss expenses at end of year	$134,044	$109,151	$41,879

During the year ended December 31, 2004, the Company recorded a provision for losses of approximately $42.1 million representing the present value of losses expected to be incurred in the future with respect to an insured project financing. As this loss represented a full limit loss to the subordinated tranche of the insured transaction, the remaining unearned premium pertaining to such tranche, which aggregated approximately $23.3 million, was fully earned resulting in an impact on the Company’s results of operations, before reinsurance, of approximately $18.8 million. The portion of the insured exposure to which this loss relates was fully reinsured on a first loss basis by an affiliate of the Company and, accordingly, there was no net impact on the Company’s results of operations from this loss provision. During 2005, the Company recorded an additional provision for loss relating to this transaction of $13.5 million ($5.6 million after reinsurance to affiliates), on a net present value basis to reflect certain adverse developments. The total remaining par insured by the Company in connection with this transaction aggregated approximately $203.4 million ($121.7 million net of reinsurance to affiliates) at December 31, 2005, and amortizes over many years into the future. The estimate of loss was based on assumptions and estimates extending over many years into the future. There is currently no payment default with respect to this transaction. Management continues to monitor the exposure and will revise its loss estimate if necessary, as new information becomes available. Pursuant to the assumptions upon which the estimate was based, under its existing reinsurance arrangements, approximately 59.8% of any additional loss provision in excess of the amount currently provided will be retained by the Company.

(9)

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2005, 2004 and 2003

(U.S. dollars in thousands, except per share amounts)

The Company has recorded funds withheld of $15.9 million pursuant to its Treaty with XLCA in respect of notes (“Insured Notes”) issued pursuant to a structured financing of loans to medical providers, which were insured in 2001, and which defaulted upon their maturity. XLCA has received a claim notice from the trustee on behalf of the holders of such insured notes in the amount of $20.2 million, representing the outstanding principal of the Insured Notes plus accrued interest thereon at the date of default (the “Claim Amount”). Pursuant to the terms of the insurance arrangement, XLCA had the option of satisfying the claim by either paying, in cash, the Claim Amount to the holders of the Insured Notes or purchasing the Insured Notes from such holders for an amount, in cash, equal to the Claim Amount. XLCA elected to purchase the Insured Notes in satisfaction of the claim. The purchase of the Insured Notes was recorded as an investment in XLCA’s balance sheet at their estimated fair value of $19.5 million. The difference between the estimated fair value and the consideration paid to acquire the Insured Notes was recorded as a net paid loss of $0.1 million. Pursuant to the Treaty, XLCA classified its purchase of the Insured Notes as in furtherance of defending or compromising a claim and billed the Company for its share of the cost of purchasing the notes and received consideration from the Company in satisfaction thereof of $17.6 million. Subsequent to the purchase of the insured notes, a principal payment was received in the amount of $1.7 million which reduced the funds withheld balance to $15.9 million. The Company was also billed $0.6 million for its share of the initial loss which is reflected in “Net losses and loss adjustment expenses”.

Income on the Insured Notes will be recognized based on the effective yield method. Interest will be correspondingly debited in an equal amount on the Company’s funds withheld asset. Interest income on the Insured Notes will be reflected in the accompanying statement of operations under the caption “Net investment income”.

Under the effective yield method, the excess of all cash flows expected from the Insured Notes at acquisition over the Company’s initial investment in the Insured Notes are recognized as interest income on a level-yield basis over the expected life of the Insured Notes. Subsequent increases in cash flows expected to be collected are recognized prospectively through adjustment of the Insured Notes’ yield over their expected remaining life. Decreases in cash flows expected to be collected are recognized as impairments and will be reflected in the accompanying statement of operations under the caption “Net realized losses on investments”.

The estimate of fair value of the Insured Notes was based on XLCA’s estimate of the fair value of the underlying collateral which, as previously discussed, consisted of loans to medical providers. Certain of these loans were made to Intrepid USA Healthcare Services (“Intrepid”), a national provider of home nursing services to patients with acute illnesses. Intrepid declared bankruptcy in 2004. On February 3, 2006, Intrepid emerged from bankruptcy. In connection, therewith, in February 2006, XLCA accepted preferred stock of Intrepid in exchange for the cancellation of a portion of the Insured Notes. This preferred stock is in-substance common stock, as defined in EITF 02-14, Whether an Investor Should Apply the Equity Method of Accounting to Investments Other Than Common Stock, and represents a 49% ownership interest in Intrepid. In connection with, and critical to, Intrepid’s emergence from bankruptcy was certain exit financing obtained by Intrepid. Pursuant to the terms of the related credit agreement, Intrepid must achieve certain financial targets over certain periods of time. In certain cases, if such targets are not met, the provider of such financing may foreclose on all ownership interest in Intrepid. If the provider of the financing foreclosed on all ownership interest in Intrepid which is not expected by management, the Company would be required to write-off the carrying value of this investment, which was approximately $12.2 million at December 31, 2005.

(10)

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2005, 2004 and 2003

(U.S. dollars in thousands, except per share amounts)

During 2005, the Company recorded a provision for loss of $4.3 million ($2.5 million net of reinsurance) representing the present value loss expected to be incurred in the future with respect to an insured residential mortgage securitization. The total remaining par reinsured by the Company in connection with this transaction aggregated approximately $224.5 million ($130.6 million net of reinsurance), and amortizes over many years into the future. The estimate of loss was based on assumptions and estimates extending over many years into the future. There is currently no payment default with respect to this transaction. Management continues to monitor the exposure and revise its loss estimates if necessary, as new information becomes available.

The Company maintains a provision of $1.4 million in respect of reinsurance provided to a primary insurer for a cash flow collateralised borrowing obligation. The estimate of loss is based on current assumptions, although no claim is expected to be paid until the legal maturity of principal in 2011 if at all.

The Company commenced writing financial guaranty business in 1998 and had relied entirely upon industry data to establish reserves until the end of 2001. Beginning in 2002, the Company developed an initial expected loss ratio as well as an expected loss emergence pattern based on the characteristics of the Company’s own book of business as well as its actual loss experience and that of the industry. On an annual basis, a comparison is made with actual Company loss experience as well as with industry loss experience to ensure the initial expected loss ratio continues to be appropriate for the portfolio of risks covered. In cases where the initial expected loss ratio appears to be misaligned with the reported losses or the industry loss experience, the accretion rate is adjusted for consistency. The current year assessment has not identified that the initial expected loss ratio need be adjusted. In addition, the emergence pattern is realigned to better track with the underlying changes in the book of business on an annual basis. Since the actual accrual to date has been in excess of the expected loss emergence pattern, there has been a decrease in the estimate of reserves for prior years in order to bring the reserves in line with the actuarial expectation.

7.	Premiums and Reinsurance

The Company utilizes reinsurance agreements principally to increase aggregate capacity, manage its risk guidelines and to reduce the risk of loss on business assumed. The Company’s reinsurance agreements provide for recovery of a portion of losses and loss expenses from reinsurers and reinsurance recoverables are recorded as assets. The Company is liable if the reinsurers are unable to satisfy their obligations under the agreements.

The effect of reinsurance activity on premiums written and earned is shown below:

	2005	2004	2003

Reinsurance premiums assumed	$252,529	$245,773	$279,527
Direct premiums written	3,095	3,134	3,328
Reinsurance premiums ceded	(33,778)	(10,746)	(54,946)

Net premiums assumed	221,846	238,161	227,909
Change in deferred premiums and prepaid reinsurance premiums	(86,910)	(134,496)	(133,336)

Net reinsurance premiums earned	$134,936	$103,665	$94,573

(11)

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2005, 2004 and 2003

(U.S. dollars in thousands, except per share amounts)

Net reinsurance premiums earned includes releases of deferred premium for policies which have been retired early. The amounts recognized in 2005, 2004 and 2003 were $12,262, $1,015 and $7,864 respectively.

The Company assumes and cedes business to and from affiliated monoline and multiline insurance companies; XL Capital Assurance Inc. (“XLCA”), XL Insurance (Bermuda) Ltd (“XLI”) and Financial Security Assurance Inc. (“FSA”).

The amounts related to income, expenses, assets and liabilities with respect to this assumed and ceded business as of December 31, 2005 and 2004 are as follows:

2005
	XLCA	XLI	FSA	TOTAL

Assumed and ceded transactions:
Assumed premiums	$203,453	$2,874	34,274	$240,601
Reinsurance premiums ceded	-	(21,388)	(41)	(21,429)
Change in deferred premium	(75,644)	991	(18,417)	(93,070)
Change in prepaid reinsurance premiums	-	5,028	-	5,028
Loss and loss expenses recoverable	-	7,783	10	7,793
Loss and loss expenses incurred	(32,679)	(2,952)	(15)	(35,646)
Assumed commission expenses	(40,297)	(647)	(4,372)	(45,316)
Ceding commission income	-	4,746	12	4,758
	XLCA	XLI	FSA	TOTAL

Assumed and ceded balances:
Deferred acquisition costs	103,732	618	20,143	124,493
Reinsurance balances receivable	-	414	1,960	2,374
Unpaid loss and loss expenses recoverable	-	63,250	-	63,250
Deferred premiums	(433,401)	(2,857)	(80,198)	(516,456)
Deferred ceding commission income	-	(18,690)	-	(18,690)
Unpaid loss and loss expenses	(119,031)	(3,248)	(11,171)	(133,450)
Reinsurance balances payable	(7,733)	(6,285)	-	(14,018)

2004
	XLCA	XLI	FSA	TOTAL

Assumed and ceded transactions:
Assumed premiums	$204,875	$3,774	$32,131	$240,780
Reinsurance premiums ceded	-	4,620	-	4,620
Change in deferred premium	(76,654)	1,186	(14,408)	(89,876)
Change in prepaid reinsurance premiums	-	(56,300)	-	(56,300)
Loss and loss expenses recoverable	-	48,662	-	48,662
Loss and loss expenses incurred	(60,544)	(536)	(5,545)	(66,625)
Assumed commission expenses	(34,257)	(835)	(4,470)	(39,562)
Ceding commission income	-	8,672	-	8,672

(12)

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2005, 2004 and 2003

(U.S. dollars in thousands, except per share amounts)

	XLCA	XLI	FSA	TOTAL

Assumed and ceded balances:
Deferred acquisition costs	89,999	797	15,482	106,278
Reinsurance balances receivable	25,579	14,266	639	40,484
Unpaid loss and loss expenses recoverable	-	56,213	-	56,213
Deferred premiums	(357,757)	(3,848)	(62,010)	(423,615)
Deferred ceding commission income	-	(17,477)	-	(17,477)
Unpaid loss and loss expenses	(78,831)	(1,376)	(21,293)	(101,500)
Reinsurance balances payable	-	-	-	-

2003
	XLCA	XLI	FSA	TOTAL

Assumed and ceded transactions:
Assumed premiums	$223,706	$5,454	$46,615	$275,775
Reinsurance premiums ceded	-	(49,388)	(30)	(49,418)
Change in deferred premium	(136,737)	187	(23,362)	(159,912)
Change in prepaid reinsurance premiums	-	23,314	-	23,314
Loss and loss expenses recoverable	-	3,772	8	3,780
Loss and loss expenses incurred	(11,341)	(1,092)	(9,780)	(22,213)
Assumed commission expenses	(31,064)	(996)	(5,187)	(37,247)
Ceding commission income	-	6,887	9	6,896

	XLCA	XLI	FSA	TOTAL

Assumed and ceded balances:
Deferred acquisition costs	67,511	1,005	12,416	80,932
Reinsurance balances receivable	31,445	970	667	33,082
Unpaid loss and loss expenses recoverable	-	7,204	-	7,204
Deferred premiums	(281,103)	(5,034)	(47,602)	(333,739)
Deferred ceding commission income	-	(26,946)	-	(26,946)
Unpaid loss and loss expenses	(19,805)	(492)	(15,748)	(36,045)
Reinsurance balances payable	-	(6,244)	-	(6,244)

Included in operating expenses at December 31, 2005, 2004 and 2003 was $50 for each year for consultancy services provided to the Company from Financial Security Assurance Inc. and Financial Security Assurance International Ltd.

8.	Derivative Instruments

Credit derivatives issued by the Company meet the definition of a derivative under FAS 133. The Company has recorded these products at fair value, modeled on prevailing market conditions and certain other factors relating to the structure of the transaction. The Company considers credit derivatives to be financial guaranty contracts, in substance, as the Company intends to hold them to maturity. The Company determines fair value using a model which calculates the difference between the actual remaining present value of installment premiums and an estimated remaining present value of installment premiums under current market conditions. In essence, the model estimates the cost of an offsetting position to the original credit derivatives from other comparable counterparties under the current market environment. The model is dependent upon a number of factors including changes in credit spreads, changes in credit quality, foreign exchange and other market factors.

(13)

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2005, 2004 and 2003

(U.S. dollars in thousands, except per share amounts)

The Company’s credit derivatives portfolio generally requires the Company to meet payment obligations for referenced credits within the portfolio in the event of specific credit events after erosion or exhaustion of various first loss protection levels. These credit events are contract specific, but generally cover bankruptcy, failure to pay and repudiation. The notional exposure of the credit derivatives portfolio as of December 31, 2005 was $6.5 billion. Approximately 97% and 2% of the portfolio is rated AAA and BBB, respectively, with the remainder being split amongst AA and A. The weighted average term of the contracts in force was 3.70 years.

The net fair value adjustment for the years ended December 31, 2005, 2004 and 2003 was an unrealized gain (loss) of ($2,220), $11,959 and $15,137, respectively. At December 31, 2005, 2004 and 2003, the Company had a net credit derivatives asset of $11,618, $15,727 and $3,788, respectively.

In 2005, the Company amended the presentation of credit derivatives transactions in the Statements of Income to include certain components of the transactions in “gross premiums written”, “net premiums earned”, “net losses and loss expense incurred” and “fee and other income”, and certain components of the change in fair value in “unpaid loss and loss expenses.” Previously components on the transactions and the change in fair value were reflected in one line item under “Net realized and unrealized gains and losses on derivative instruments”, and the fair value had been reflected in “Derivative assets” and “Derivative liabilities.” There was no effect on net income as a result of this change and prior period results have been reclassified to reflect this presentation. This change in presentation is applicable only to credit default swaps assumed by the Company that are investment grade and that the Company intends and has the ability to hold to maturity and is consistent with practices in the financial guaranty insurance industry for reporting the results of such instruments. Results of the prior period presented have been reclassified to conform to the current period presentation. The effect of the reclassification is outlined as follows:

	2005	2004	2003

Income Statement
Net earned premiums	$15,423	$19,757	$16,991
Net losses and loss expenses	3,856	4,939	4,248
Acquisition costs	4,376	183	221
Net realized and unrealized gains (losses) on credit
derivatives	(2,220)	11,959	15,137

		As at December 31,

		2005	2004

Assets
Derivative assets		$13,482	$17,396

Liabilities
Net losses and loss expenses		13,874	10,018
Derivative liabilities		1,864	1,669

The Company reinsures interest rate swaps indirectly as part of financial guarantee reinsurance of XLCA. The swap portion of these insurance contracts is required to be measured and recorded at fair value. The valuation methodology comprises of a mark to model approach that measures the change in expected loss. The expected loss is driven by the valuation of the underlying derivative; the default probability of the underlying obligor and the expected recovery rate on the underlying asset class. The net unrealized loss recognized on these swap

(14)

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2005, 2004 and 2003

(U.S. dollars in thousands, except per share amounts)

insurance contracts assumed from XLCA in 2005 and 2004 was $1.9 million and $Nil, respectively. These amounts are included in “Net realized and unrealized gains (losses) on derivative instruments”.

9.	Variable Interest Entities

The Company primarily provides financial guaranty reinsurance or enters into a credit derivative on the senior interests, which would otherwise be rated investment grade. The obligations related to these transactions are often securitized through variable interest entities. The Company does not hold any equity positions or subordinated debt in these arrangements. The Company does not have a significant variable interest in these entities and, therefore, these entities are not consolidated.

10.	Shareholders’ Equity and Redeemable Preferred Shares

The Company was initially incorporated with an authorized share capital of $120,000 comprising 1,000 common shares of a par value $120 per share. These shares were issued to XL Insurance (Bermuda) Ltd on October 28, 1998. On November 3, 1998 the Company increased its authorized capital to $2.4 million divided into 10,000 common shares of a par value $120 per share and 10,000 Series A cumulative participating voting redeemable preferred shares (“Series A Redeemable Preferred Shares”) of par value $120 per share. Immediately thereafter, the Company issued 200 Series A Redeemable Preferred Shares to Financial Security Assurance Inc. for a consideration of $99,500 per share and issued 800 common shares to XL Insurance (Bermuda) Ltd for a consideration of $100,000 per share. Thereafter, the initial 1,000 common shares were repurchased pursuant to a share repurchase agreement at par. On February 3, 1999 the Company repurchased 50 Series A Redeemable Preferred Shares for a consideration of $98,000 per share from Financial Security Assurance Inc. Simultaneously, the Company issued an additional 50 common shares to XL Insurance (Bermuda) Ltd for a consideration of $100,000 per share, of which 98% ($4.9 million) was paid.

On December 6, 2000 the Company, pursuant to a share subscription agreement, issued an additional 213 Series A Redeemable Preferred Shares for a cash consideration of $24 million to Financial Security Assurance International Ltd. and an additional 1,207 Common Shares for a consideration of $136 million to XL Insurance (Bermuda) Ltd. The consideration in respect of the Common Shares was settled in part with fixed maturity securities with a fair market value of $132 million. The remainder was settled with cash. On December 7, 2004 the Series A preferred shareholder waived their anti-dilution rights which allowed the Company, pursuant to a share subscription agreement, to issue an additional 392 Common Shares for a consideration of $125 million to XL Insurance (Bermuda) Ltd. The consideration in respect of the Common Shares was settled in part with fixed maturity securities of $125,572 and cash of $876 and an inter-company payable of $1,448, which was settled in 2005.

On December 7, 2004 the Company, subject to a written resolution to its Bye-Laws created a new class of preferred shares – “Series B Preferred Shares”. These shares were created in conjunction with the establishment of the Asset Trust (see note 13). The Series B Preferred Shares are non-cumulative redeemable perpetual preferred shares with a par value of $120 per share. The Series B preferred shares rank prior to the Common and Series A Redeemable Preferred Shares of the Company and have a liquidation preference of $100,000 each. In the event that the Company exercises its put option to the Asset Trust and the Series B preferred shares are issued, the holders of outstanding Series B Preferred Shares shall be entitled to receive, in preference to the holders of the Common and Redeemable Preferred Shares, cash dividends at a percentage rate per Series B Preferred Share as follows:

(i)	for any Dividend Period ending on or prior to December 10, 2009, One Month LIBOR plus 1.00 % per annum, calculated on an Actual/360 Basis; and

(15)

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2005, 2004 and 2003

(U.S. dollars in thousands, except per share amounts)

(ii)	for any subsequent Dividend Period, One-Month LIBOR plus 2.00% per annum, calculated on an Actual/360 Basis.

The holders of the Series B preferred shares will not be entitled to any voting rights as shareholders of the Company and their consent will not be required for taking any corporate action. The Series B Preferred Shares may be redeemed, in whole or in part, at the option of the Company at any time or from time to time for cash at a redemption price equal to the liquidation preference per share plus any accrued and unpaid dividends thereon to the date of redemption without interest on such unpaid dividends. However, the Series B Preferred Shares may not be redeemed, in whole or in part, at the option of the Company at any time prior to December 10, 2009.

The holder of the Common Shares is entitled to three votes per share and to such dividends as the Board of Directors may from time to time declare. Albeit, the Company resolved not to declare or grant dividends on its outstanding Common Shares until December 31, 2006. In the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, the Common Shareholder shall be entitled to the surplus assets of the Company remaining after distributions to the Series A Redeemable Preferred Shareholder.

The holders of the Series A Redeemable Preferred Shares are entitled to one vote per share and are entitled to receive a 5% Fixed Dividend on the amount initially paid for the Series A Redeemable Preferred Shares, plus, a participating dividend.

At any time, the Series A Redeemable Preferred Shares are redeemable by the Company in whole but not in part at its sole option at a redemption price equal to the sum of (i) the fair market value of such Series A Redeemable Preferred Shares, subject to the Cap (maximum calculated rate of return of 19%) and the Floor (minimum calculated rate of return of 8%), plus (ii) the excess, if any, of (A) a preferred percentage of the Company’s Earnings, if any, in the fiscal year in which the date of redemption occurs up to the date of the redemption, as calculated by the Company over (B) Total Dividends paid to the Series A Redeemable Preferred Shareholders in such fiscal year; provided that the sum of the accreted value of all distributions to Series A Redeemable Preferred Shareholders plus the redemption price shall not exceed 15% of the sum of the accreted value of all distributions plus the aggregate fair market value of the capital stock of the Company. At any time after the tenth anniversary of the date of the initial issue, the Series A Preferred Shares are redeemable in whole but not in part at the election of the Series A Preferred Shareholders at their sole option at a redemption price equal to fair market value provided that the sum of the accreted value of all distributions to Series A Redeemable Preferred Shareholders plus the redemption price shall not exceed 15% of the sum of the accreted value of all distributions plus the aggregate fair market value of the capital stock of the Company. The fair market value for redemption purposes shall be determined by mutual agreement of both Series A Preferred and Common Shareholders.

In the event of a winding-up or dissolution of the Company whether voluntary or involuntary or for the purposes of a reorganization or otherwise, or upon any distribution of capital, the Series A Redeemable Preferred Shareholders shall be entitled, to the extent of the availability of assets of the Company and in priority to the Common Shareholders, to receive an amount (the “Dissolution Amount”) equal to the sum of (i) the amount initially paid for the Series A Redeemable Preferred Shares, (ii) additional capital contributions paid by the Series A Redeemable Preferred Shareholders, (iii) any accrued and unpaid Fixed Dividends and (iv) the preferred percentage of residual Earnings of the Company, if any in the fiscal year in which winding-up or dissolution occurs, less the Total Dividends previously paid to the holders of the Series A Preferred Shares in respect of such fiscal year and (v) 13% of the cumulative undistributed residual earnings of the Company from inception of the Company through the end of the fiscal year preceding the year in which the winding-up or dissolution occurs provided that the Series A Redeemable Preferred Shareholders shall not be entitled to any further or other right of participation in the assets of the Company.

(16)

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2005, 2004 and 2003

(U.S. dollars in thousands, except per share amounts)

11.	Dividends

During each of the years ended December 31, 2005, 2004 and 2003, dividends of $6,976, $14,103 and $6,642 were declared on the Series A Redeemable Preferred Shares in accordance with the dividend calculation established in the Company’s Bye-laws.

12.	Letters of Credit

XL Capital Ltd has established a letter of credit facility with a syndicate of commercial banks. Letters of credit issued under this facility are unsecured. Letters of credit totalling $158,719 and $604,851 related to the Company were outstanding as of December 31, 2005 and 2004, respectively.

13.	Regulation 114 Trust

Effective December 1, 2004 the Company established a trust account in accordance with Regulation 114 of the New York Insurance Department for the benefit of XLCA to secure the obligations of the Company to XLCA under the Treaty. This trust account is required for XLCA to take financial credit for statutory reporting purposes for the reinsurance cessions by XLCA to the Company under the Treaty, since the Company is not a licensed insurer or reinsurer in any state of the United States of America. At December 31, 2005, investments at an amortized cost of $1,078,128 were on deposit in the trust account.

14.	Capital facility

In December 2004, the Company entered into a put option agreement and an asset trust expense reimbursement agreement with Twin Reefs Asset Trust (the “Asset Trust”). The put option agreement provides the Company with the irrevocable right to require the Asset Trust at any time and from time to time to purchase the Company’s non-cumulative perpetual Series B Preferred Shares with an aggregate liquidation preference of up to $200 million. The Company is obligated to reimburse the Asset Trust for certain fees and ordinary expenses. To the extent that any Series B Preferred Shares are put to the Asset Trust and remain outstanding, a corresponding portion of such fees and ordinary expenses will be payable by the Company pursuant to the asset trust expense reimbursement agreement. The put option agreement is perpetual but would terminate on delivery of notice by the Company on or after December 9, 2009, or under certain defined circumstances, such as the failure of the Company to pay the put option premium when due or bankruptcy. Put option premiums were $2.3 million and $117 for the years ended December 31, 2005 and 2004, respectively. The put option is recorded at fair value with changes in fair value recognized in earnings. The fair value adjustment was a $19 gain and a $19 loss for the years ended December 31, 2005 and 2004, respectively.

15.	Taxation

Bermuda presently imposes no income tax, withholding tax or capital gains taxes and the Company is exempted until March 2016 from any such future taxes pursuant to the Bermuda Exempted Undertakings Tax Protection Act 1966, and Amended Act 1987.

16.	Statutory Financial Data

Under The Act, the Company is required to prepare Statutory Financial Statements and to file a Statutory Financial Return. The Act also requires the company to meet certain minimum capital and surplus requirements. To satisfy these requirements, the Company was required to maintain a minimum level of statutory capital and surplus of $33.6 million, $36.0 million and $31.9 million as of December 31, 2005, 2004 and 2003, respectively.

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XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2005, 2004 and 2003

(U.S. dollars in thousands, except per share amounts)

The following summarizes the significant differences between statutory accounting practices and generally accepted accounting principles (“GAAP”).

	2005	2004	2003

GAAP net income	$98,389	$76,252	$76,161
Deferred acquisition costs	(19,775)	(25,931)	(40,372)
Net realized and unrealized losses (gains) on credit derivatives,
interest rate swaps and put option	4,109	(11,939)	(9,157)

Statutory net income	$82,723	$38,382	$26,632

GAAP shareholders’ equity and Series A
redeemable preferred shares	$690,074	$614,795	$430,639
Non-admitted assets	(138,137)	(122,472)	(78,621)

Statutory shareholders’ equity	551,937	$492,323	$352,018

The Company is also required to maintain a minimum liquidity ratio whereby the value of its relevant assets is not less than 75% of the amount of its relevant liabilities. As of December 31, 2005, 2004 and 2003, the Company was required to maintain relevant assets of at least $449.9 million, $352.9 million and $238.2 million, respectively. At those dates relevant assets were approximately $1,110.2 million, $941.4 million and $651.3 million, respectively, and the minimum liquidity ratio was therefore met.

17.	Retirement Plans

The Company maintains a defined contribution plan. Plan assets are invested principally in equity securities and fixed maturities.

The plan is managed externally and employees and the Company contribute a certain percentage of the employee’s gross salary into the plan each month. The Company’s contribution generally vests over 5 years. The Company’s expenses for its defined contribution plan were $167, $243 and $228 for the years ended December 31, 2005, 2004 and 2003, respectively.

18.	Amounts Due To/From Parent and Affiliates

Amounts due to/from XL Insurance (Bermuda) Ltd and affiliates of the Company are interest free and have no set terms of repayment. The balances arise as a result of the Company’s operating activities.

19.	Outstanding Exposure and Collateral

The Company's policies reinsure the scheduled payments of principal and interest on asset-backed and municipal obligations. The following tables reflect the insured exposures in categories based on the Company’s underwriting and surveillance structure. The principal amount reinsured (in millions) as of December 31, 2005 and 2004 and the terms to maturity are as follows:

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XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2005, 2004 and 2003

(U.S. dollars in thousands, except per share amounts)

			Structured Investment		Structured Single Risk		Public Finance
	Asset Backed Securities		Products

2005
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Terms to Maturity	Par O/S	Par O/S	Par O/S	Par O/S	Par O/S	Par O/S	Par O/S	Par O/S

0 to 5 Years	$3,416	$2,878	$2,106	$2,106	$5,045	$3,992	$996	$967
5 to 10 Years	$2,277	$2,083	$4,207	$4,207	$5,001	$4,115	$2,774	$2,550
10 to 15 Years	$258	$258	$4,043	$4,043	$1,207	$1,001	$4,108	$3,675
15 to 20 Years	$159	$159	$213	$213	$1,483	$1,362	$7,230	$6,375
20 Years and Above	$6,403	$5,606	$2,664	$2,664	$8,952	$8,584	$18,506	$16,813

Total	$12,513	$10,984	$13,233	$13,233	$21,688	$19,054	$33,614	$30,380

			Structured Investment		Structured Single Risk		Public Finance
	Asset Backed Securities		Products

2004
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Terms to Maturity	Par O/S	Par O/S	Par O/S	Par O/S	Par O/S	Par O/S	Par O/S	Par O/S

0 to 5 Years	$4,958	$4,775	$2,281	$2,281	$4,234	$3,507	$801	$777
5 to 10 Years	3,494	3,221	2,721	2,721	2,813	2,291	1,763	1,554
10 to 15 Years	32	32	2,654	2,654	838	650	2,996	2,511
15 to 20 Years	205	205	322	322	1,263	1,199	4,632	3,764
20 Years and Above	9,198	8,697	1,341	1,341	4,997	4,921	14,426	12,785

Total	$17,887	$16,930	$9,319	$9,319	$14,145	$12,568	$24,618	$21,391

The Company limits its exposure to losses from writing financial guaranties by underwriting investment-grade obligations and diversifying its portfolio and maintaining rigorous collateral requirements on asset-backed obligations. The gross principal amounts of reinsured obligations in the asset-backed reinsured portfolio are backed by the following types of collateral as of December 31, 2005 and 2004 (in millions):

	2005		2004
Types of Collateral	Gross	Net	Gross	Net

Collateralized debt	$12,608	$12,608	$8,869	$8,869
Corporate assets	3,444	2,997	4,527	4,403
Consumer assets	9,552	8,470	13,759	12,926
Pre-Insured	142	142	50	50

Total asset-backed obligations	$25,746	$24,217	$27,205	$26,248

In its asset-backed business, the Company considers its overall geographic concentration as a factor in underwriting reinsurance covering securitizations of pools of such assets as residential mortgages or consumer receivables. In writing reinsurance for other types of asset-backed obligations, such as securities primarily backed by government or corporate debt, geographic concentration is not deemed by the Company to be significant, given other more relevant measures of diversification, such as issuer or industry.

The Company seeks to maintain a diversified portfolio of reinsured municipal obligations designed to spread its risk across a number of geographic areas. The following table sets forth, by state and territory of the United States, those states and territories in which municipalities located therein issued an aggregate of 2% or more of

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XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2005, 2004 and 2003

(U.S. dollars in thousands, except per share amounts)

the Company's par amount outstanding of reinsured municipal securities as of December 31, 2005 and 2004 (in millions):

2005	Par Amount Outstanding
State/Territory	Gross	Net	% of Net

California	$7,516	$6,620	21.79%
New York	4,228	3,356	11.04%
Texas	1,796	1,657	5.46%
Illinois	1,677	1,602	5.27%
Massachusetts	1,465	1,414	4.65%
New Jersey	1,668	1,306	4.30%
Wisconsin	1,437	1,166	3.84%
Colorado	1,177	1,107	3.64%
Pennsylvania	1,010	1,010	3.33%
Michigan	1,024	1,005	3.31%
Alabama	1,315	926	3.05%
Florida	924	916	3.01%
Puerto Rico	852	852	2.81%
Georgia	755	755	2.49%

Other U.S. states	6,136	6,085	20.03%
International	634	603	1.98%

Total	$33,614	$30,380	100%

2004	Par Amount Outstanding
State/Territory	Gross	Net	% of Net

California	$5,740	$4,744	22.2%
New York	3,413	2,540	11.9%
Massachusetts	1,433	1,368	6.4%
New Jersey	1,326	958	4.5%
Alabama	1,292	962	4.5%
Texas	1,236	1,111	5.2%

Other U.S. states	9,728	9,258	43.3%
International	450	450	2.0%

Total	$24,618	$21,391	100.0%

As of December 31, 2005 and 2004, the insured portfolio was diversified by type of insured obligation as shown in the following table (in millions):

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XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2005, 2004 and 2003

(U.S. dollars in thousands, except per share amounts)

		2005			2004
	Gross	Net	% of Net	Gross	Net	% of Net

Asset Backed Securities
Auto	2,641	2,311	21.0%	3,592	3,420	20.2%
Consumer Mortgage	6,402	5,650	51.5%	9,658	8,997	53.1%
Consumer Receivables	-	-	-	-	-	-
Corporate Receivables/Leases	-	-	-	-	-	-
Credit Card	508	508	4.6%	510	510	3.0%
Structured Finance - Other	-	-	-	-	-	-
Pre-Insured	142	142	1.3%	50	50	0.3%
EETC	289	289	2.6%	312	312	1.8%
Equipment Lease/Loans	163	163	1.5%	569	569	3.4%
Commercial ABS - Other	543	543	4.9%	1,674	1,674	9.9%
Commercial Real Estate	1	1	-	1	1	-
Trade Receivables	-	-	-	1	1	-
Consumer ABS - Other	292	270	2.5%	322	298	1.8%
Multi-Seller Conduit	-	-		298	298	1.8%
Fleeting Financing	1,260	924	8.4%	900	800	4.7%
Whole Business Securitization	272	183	1.7%	-	-

	12,513	10,984	100%	17,887	16,930	100.0%
Structured Investment Products
CDO – Bank Balance Sheet	-	-	-	-	-	-
CDO – Arbitrage Cash Flow	9,082	9,082	68.6%	6,802	6,802	73.04%
CDO – Market Value	131	131	1.0%	200	200	2.1%
CDO - Repackages	-	-	-	-	-	-
CDO - Synthetic	3,149	3,149	23.8%	1,598	1,598	17.2%
CDO – Secondary Program	246	246	1.9%	270	270	2.9%
CFO – Collateralized Fund Obligation	625	625	4.7%	449	449	4.8%

	13,233	13,233	100%	9,319	9,319	100.0%

Structured Single Risk
Bank Product	1,357	967	5.1%	941	846	6.7%
Financial Insurance	1,632	1,498	7.8%	1,262	1,178	9.4%
Future Flow	2,935	1,848	9.7%	2,082	968	7.7%
Pre-Insured	448	448	2.4%	328	328	2.6%
Project Finance	-	-	-	-	-	-
Structured Investment Products – Other	-	-	-	-	-	-
Structured Finance – Other	1,030	870	4.5%	369	361	2.9%
Transportation	2,166	1,960	10.3%	1,290	1,206	9.6%
Utility - Public	586	586	3.1%	125	125	1.0%
Global Infrastructure - Other	989	895	4.7%	226	226	1.8%
Housing & Public Buildings	824	824	4.3%	496	496	3.9%
Utility - Private	6,014	5,481	28.7%	4,293	4,140	32.9%
GIC	3,213	3,213	16.9%	2,241	2,241	17.8%
Power & Utility - Other	295	265	1.4%	357	318	2.5%
Sovereign	106	106	0.6%	135	135	1.1%
Whole Business Securitization	93	93	0.5%	-	-

	21,688	19,054	100.0%	14,145	12,568	100.0%

Public Finance
General Obligations	15,647	13,666	45.0%	10,678	8,669	40.5%
Higher Education – Public & Private	3,481	3,416	11.2%	2,016	1,951	9.1%
Housing	1	1	-	1	1	-
IOU’s	-	-	-	-	-	-
Non Ad Valorem	3,569	3,101	10.2%	2,522	2,054	9.6%
Special Revenue	-	-	-	-	-	-
Transportation	3,426	3,394	11.1%	3,097	3,072	14.4%
Utilities	6,624	6,007	19.8%	5,168	4,577	21.4%
Pre-Insured	536	536	1.8%	806	806	3.8%
Revenue Secured - Other	330	259	0.9%	330	261	1.2%

	33,614	30,380	100.0%	24,618	21,391	100.0%

Total	81,048	73,651		65,969	60,208	100%

Gross financial guaranties in-force (principal and interest), was $120,768 million and $96,516 million as of December 31, 2005 and 2004, respectively. Net financial guaranties in-force (after giving effect to reinsurance), was $109,538 million and $87,490 million as of December 31, 2005 and 2004, respectively.

20.	Exposure Implications of Hurricanes Katrina and Rita

Set forth below is a summary of the Company’s principal exposure as of December 31, 2005 to credits located in the Alabama, Louisiana, Mississippi, and Texas counties designated by the Federal Emergency Management Agency (“FEMA”) for “Individual and Public Assistance” (excluding counties designated to receive only Category A: Debris Removal and Category B: Emergency Protective Measures) as of December 31, 2005 as a result of Hurricanes Katrina and Rita. Such exposure consists solely of guaranteed public finance exposures. The Company has no direct exposure to the City of New Orleans or to any other issuer located in such City. The Company’s asset-backed transactions have not been included in the table set forth below as they are backed by pools of geographically diverse assets with minimal concentration in the areas affected. As of December 31, 2005, the Company has not been notified of any claims associated with Hurricane Katrina or Hurricane Rita. In addition, based on the Company’s assessment of its exposures in the affected areas and all related available information, it has not established any reserves at such date. As additional information becomes available, the Company will assess the need for reserves and make provision as considered necessary. Further new designations and/or reclassifications of FEMA- designated counties by FEMA may occur.

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XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2005, 2004 and 2003

(U.S. dollars in thousands, except per share amounts)

	XLFA's Public Finance Exposure in FEMA-Designated Counties
	Gross Par

		Louisiana
		(New Orleans	Other			Total Gross
Bond Type	Texas	area)	Louisiana	Mississippi	Alabama	Par

General Obligation	26,717	11,867	26,595	35,280	30,227	130,686
Sales Tax Supported	6,813	1,170	3,875	4,779	-	16,637
Higher Education	5,463	-	-	-	-	5,463
Utility - Public	12,447	-	8,491	-	-	20,938
Utility - Private (investor-owned)	-	-	-	81,000	-	81,000

Totals	51,440	13,037	38,961	121,059	30,227	254,724

	Net Par

		Louisiana
		(New Orleans	Other			Total Gross
Bond Type	Texas	area)	Louisiana	Mississippi	Alabama	Par

General Obligation	26,717	11,867	26,595	35,280	30,227	130,686
Sales Tax Supported	6,813	1,170	3,875	4,779	-	16,637
Higher Education	5,463	-	-	-	-	5,463
Utility - Public	12,447	-	8,491	-	-	20,938
Utility - Private (investor-owned)	-	-	-	81,000	-	81,000

Totals	51,440	13,037	38,961	121,059	30,227	254,724

21.	Disclosures about Fair Value of Financial Instruments

For financial instruments other than derivative instruments (see note 8), estimated fair values have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret the data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the following estimated fair value amounts.

Fixed-maturity investments

The carrying amount represents fair value, which is based primarily on quoted market prices received from a nationally recognized pricing service or dealer quotes.

Short-term investments

The carrying amount represents fair value, which approximates cost due to the short maturity of these instruments.

Cash and cash equivalents

The carrying amount is a reasonable estimate of approximate fair value because of the short maturity term of these instruments.

Deferred premium revenue

The carrying amount of deferred premium revenue represents the Company's future premium revenue on policies where the premium was received at the inception of the reinsurance contract. The fair value of deferred premium revenue is an estimate of the premiums that would be paid under a reinsurance agreement

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XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2005, 2004 and 2003

(U.S. dollars in thousands, except per share amounts)

with a third party to transfer the remaining term of the Company's financial guaranty risk, net of that portion of the premiums retained by the Company to compensate it for originating and servicing the reinsurance contract.

Installment premiums

Consistent with industry practice, there is no carrying amount for future installment premiums since the Company will receive premiums on an installment basis over the term of the reinsurance contract. Similar to deferred premium revenue, the fair value of installment premiums is the estimated present value of the future contractual premium revenues that would be paid under a reinsurance agreement with a third party to transfer the remaining term of the Company's financial guaranty risk, net of that portion of the premium retained by the Company to compensate it for originating and servicing the reinsurance contract. The fair value is derived by calculating the present value of the estimated future cash flow stream (net premium and ceding commissions) discounted at 7% and 3.61% as of December 31, 2005 and 2004, respectively. The Company has determined that the costs for originating and servicing the contract would be immaterial and that the carrying value and the estimated fair value would be approximately the same. At December 31, 2005 and 2004, the fair value of such installment premiums was approximately $223.4 million and $212.1 million, respectively.

Unpaid losses and loss expenses

The carrying amount is fair value, which is the present value of the expected cash flows for specifically identified claims and potential losses in the Company's reinsured portfolio.

	2005		2004

	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value

Assets
Fixed maturities	$1,036,606	$1,036,606	$792,723	$792,723
Short-term investments	23,569	23,569	87,875	87,875
Cash and cash equivalents	22,256	22,256	13,210	13,210
Reinsurance balances receivable	2,736	2,736	40,859	40,859

Liabilities
Deferred premium revenue	535,112	535,112	437,654	437,654
Unpaid losses and loss expenses	134,044	134,044	109,151	109,151
Reinsurance balances payable	15,116	15,116	4,022	4,022

Off balance sheet instruments

Installment premiums	-	223,400	-	212,056

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XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2005, 2004 and 2003

(U.S. dollars in thousands, except per share amounts)

22.	Unaudited Quarterly Financial Information

The following is a summary of the unaudited quarterly financial data for 2005 and 2004.

	First	Second	Third	Fourth	Full
2005	Quarter	Quarter	Quarter	Quarter	Year

Gross premiums written	43,053	75,958	71,651	64,962	255,624
Net premiums written	33,471	68,592	64,057	55,726	221,846
Net premiums earned	28,460	29,687	35,317	41,472	134,936
Net investment income	8,274	9,096	9,858	10,885	38,113
Loss and loss expenses	566	10,782	1,056	4,448	16,852
Net income	27,226	12,063	28,840	30,260	98,389

	First	Second	Third	Fourth	Full
2004	Quarter	Quarter	Quarter	Quarter	Year

Gross premiums written	45,904	74,563	54,474	73,966	248,907
Net premiums written	38,687	67,245	44,494	87,735	238,161
Net premiums earned	24,597	27,547	20,358	31,163	103,665
Net investment income	5,140	5,737	6,225	7,764	24,866
Loss and loss expenses	2,038	5,373	9,499	4,183	21,093
Net income	31,067	16,183	7,911	21,091	76,252

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